Exhibit 10.1
EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into on this 5th day of March, 2008, by and between ISCO INTERNATIONAL, INC. (the “Company”), and GORDON E. REICHARD, JR., an individual (“Executive”), with reference to the following facts:

WHEREAS, it is the mutual desire of the Company and Executive that Executive be employed by the Company on the terms set forth in this Agreement.

NOW, THEREFORE, based on the above premises and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. Effective Date.  The effectiveness of this Agreement will be March 10, 2008 (the “Effective Date”).

SECTION 2. Employment with the Company.

2.1. Position and Duties.  Executive will report to the Company’s Board of Directors as the Company’s Chief Executive Officer (“CEO”) of the Company and its consolidated subsidiaries (collectively, the “Combined Entity”) to perform such duties as are typically required of the position of CEO and those duties which the Board may reasonably assign to the Executive.  Nothing in this paragraph will obligate the Company or any constituent member of the Combined Entity to continue to employ Executive in any capacity beyond the end of the period described below in Section 3, nor shall it inhibit the parties from continuing such arrangement as mutually agreed.

2.2. Full Time and Best Efforts.  Executive will perform his duties faithfully and to the best of his ability and will devote his full business time and effort to the performance of his duties hereunder.  Executive will not engage in any other employment or business activities for any direct or indirect remuneration that would be directly harmful or detrimental to, or that may compete with, the business and affairs of the Company, or that would interfere with his duties hereunder.  Executive acknowledges that frequent travel may be necessary in carrying out his duties hereunder.

SECTION 3. Term of Employment.  Executive’s employment by the Company under this Agreement shall be for a period commencing on the Effective Date and ending on the second anniversary of the Effective Date subject to his earlier termination in accordance with Section 7 of this Agreement (the “Term”); provided, however, that upon the eighteen-month anniversary of the Effective Date and each day thereafter the Term shall be extended for one additional day unless and until the Company provides written notice to Executive that such extension shall not occur.  Upon  expiration of the Term, this Agreement will expire (other than Section 10 hereof, which Section will survive any expiration or termination of this Agreement) and, unless otherwise agreed by the parties, Executive’s employment by the Company will cease and the Company will have no liability to Executive.

SECTION 4. Compensation.  During the first twelve (12) months, the Company will compensate Executive for services rendered hereunder at the annual rate of $250,000 (“Base Salary”) payable in accordance with the Company’s normal payroll practices and subject to changes in such practices or payroll deductions as may be necessary or customary for the Company’s salaried employees.  Prior to month 12, the Company agrees to negotiate in good faith an increase in the annual rate to be paid during months 13 through 24.  In addition to the grant of Restricted Stock or other potential issuance of the Company’s common stock that is separately provided, the Company and Executive agree that Executive shall be eligible for a cash bonus of $80,000 upon the achievement of mutually agreed upon performance goals for the Company.  Such bonus shall be payable promptly upon conclusion by the Company that such measures have indeed been achieved, and in no case later than the filing date of the Annual Report on Form 10K for that particular year.

SECTION 5. Benefits.  Executive shall be entitled to participate in the employee benefit plans and programs of the Company, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto.  The Company agrees to waive any tenure or other requirements allowing coverage and participation in all Company benefits to begin immediately.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.  The Executive shall be entitled to receive five weeks of annual paid vacation in accordance with the Company’s vacation policy.  Executive shall be entitled to all paid holidays the Company makes available to its employees.

SECTION 6. Business Expenses.  The Company shall reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policies as in effect from time to time.

SECTION 7. Termination.  Executive’s employment hereunder may be terminated by either party at any time, subject to the terms of this Section 7:

7.1.   Termination Without Cause or for Good Reason.  If Executive’s employment ceases due to a termination by the Company other than for Cause or by Executive for Good Reason, then subject to Executive’s compliance with the provisions of Section 10 below (the “Covenants”), Executive will receive (A) monthly severance payments equal to 1/12th of his Base Salary for three months, until Executive has achieved six months of continuous employment at which point this becomes six months, and (B) the payments described in Section 7.2. The severance benefits described in this Section 7.1 are in lieu of, not in addition to, any severance benefits otherwise payable under any other severance arrangement maintained by the Company.

7.2. Other Terminations.  In the event of any cessation of Executive’s employment other than as described above in Section 7.1, all salary, benefits and other compensation will cease at the time of such termination and, subject to the terms of any benefit plans then in force and applicable to Executive, the Company will have no further liability or obligation hereunder by reason of such termination; provided, however that the Company will pay Executive any accrued but unpaid Base Salary and any accrued but unused vacation as of the date of Executive’s termination.

7.3. Cause.  “Cause” means the occurrence of any of the following:  (1) Executive’s refusal, failure or inability to perform (other than due to illness or disability) his duties or to follow the lawful directives of the Board; in such event prior to termination, the Board shall provide written notice of the bases of termination, meet with Executive within five days of the notice of termination, and Executive shall have  thirty days thereafter to cure the conduct; (2) misconduct or gross negligence by Executive in the course of employment that could reasonably be expected to have a material adverse effect on the operations, condition or reputation of the Company; (3) Executive’s conviction of, or the entry of a plea of guilty or nolo contendere to, a crime involving moral turpitude or that otherwise could reasonably be expected to have an material adverse effect on the operations, condition or reputation of the Company, (4) a material breach by Executive of any agreement with, lawful policy of or fiduciary duty owed to the Company; or (5) violation of the Company’s policies regarding alcohol abuse or use of controlled drugs.  For avoidance of doubt, a cessation of employment due to a disability entitling Executive to benefits under any Company maintained or provided long-term disability plan or policy will not constitute a termination by the Company “without Cause.”

7.4. Good Reason. Executive shall be eligible to terminate his employment for Good Reason upon the occurrence of any of the following events or conditions;

the assignment to Executive of any duties materially inconsistent with the Executive's position and status as set forth in Section 2.1,

a reduction by the Company in Executive's Salary to an amount that is less than required under Section 4,

the relocation of Executive's base office to an office that is more than 50 highway miles of Executive's base office on the Effective Date,

any other material breach of this Agreement by the Company.

7.5. Mitigation.  Except as may be expressly provided elsewhere in this Agreement, the Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 7 (whether by seeking new employment or in any other manner).  No such payment shall be reduced by earnings that the Executive may receive from any other source.

7.6. Section 409A.  Notwithstanding any other provision of this Agreement, if the termination giving rise to any payment or benefit described in Section 7 is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the payment of those amounts (to the extent they constitute a “deferral of compensation,” within the meaning of Section 409A of the Internal Revenue Code) will be deferred (without interest) until such time as Executive experiences a Separation from Service.  In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code, those amounts that would otherwise be paid within six months following Executive’s Separation from Service (taking into account the preceding sentence) will instead be deferred (without interest) and paid to Executive in a lump sum immediately following that six-month period.  This provision shall not be construed as preventing the application of Treas. Reg. §§ 1.409A-1(b)(4) or 1.409A-1(b)(9) (or any successor provisions) to amounts payable hereunder.

SECTION 8. Modified Reduction.  Notwithstanding any other provisions of this Agreement to the contrary, in the event that any payments or benefits received or to be received by Executive in connection with Executive’s employment with the Company (or termination thereof) would subject Executive to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “ Excise Tax”), and if the net after-tax amount (taking into account all applicable taxes payable by Executive, including without limitation any Excise Tax) that Executive would receive with respect to such payments or benefits does not exceed the net after-tax amount Executive would receive if the amount of such payments and benefits were reduced to the maximum amount which could otherwise be payable to Executive without the imposition of the Excise Tax, then, only to the extent necessary to eliminate the imposition of the Excise Tax, such payments and benefits shall be so reduced.

SECTION 9. Condition to Severance Payments.  All severance payments or other benefits provided under Section 7. are conditioned on Executive’s continuing compliance with this Agreement and the Company’s policies in effect at the time of termination, and Executive’s execution (and non-revocation) of a release of claims and covenant not to sue substantially in the form provided in Exhibit A upon termination of employment.

SECTION 10. Covenants.  In recognition of the compensation and severance protection provided to Executive pursuant to this Agreement, the Executive agrees to be bound by the provisions of this Section 10.  These provisions will apply without regard to whether any cessation of the Executive’s employment is initiated by the Company or the Executive, and without regard to the reason for that cessation.

10.1. Non-Solicitation and Non-Competition.  For a period of two (2) years after cessation of Executive’s employment with the Company for any reason (without regard to whether that cessation is initiated by Executive or the Company), Executive will not do any of the following, directly or indirectly, without the prior written consent of the Company (except in his capacity as an officer or director of the Company):

10.1.1. solicit, entice or induce any person, firm or corporation who or which is a client or customer of the Company or any of its subsidiaries to become a client or customer of any other person, firm or corporation involved in activities that are the same as, or in direct competition with, the business activities carried on by the Company (or being definitively planned by the Company at the time of the cessation of Executive’s employment with the Company) (a “Competing Business”).  For clarity, such term is not broadly defined as all technology or even wireless telecommunications businesses, but those businesses that maintain activities that either directly compete with the Company’s products for specific customer contracts or indirectly address interference management and/or a combination of push-to-talk with location in a mobile device application;

10.1.2. influence or attempt to influence any customer of the Company or its subsidiaries to terminate or modify any written or oral agreement or course of dealing with the Company or its subsidiaries;

10.1.3. influence or attempt to influence any person to terminate or modify any employment, consulting, agency, distributorship, licensing or other similar relationship or arrangement with the Company or its subsidiaries; or

10.1.4. engage in a geographic area that is coextensive with the geographic area in which the Company does business at the time of the cessation of Executive’s employment with the Company as a principal, shareholder, lender, partner, director, officer, agent, employee, consultant or otherwise a Competing Business; provided, however, that  nothing contained in this subsection shall prevent Executive from holding for investment up to  five percent (5%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system.

10.2. Non-Disclosure.  For a term of twelve months after departing the business, Executive shall not use for Executive’s personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the Company, any “Confidential Information,” which term shall mean any information regarding the business methods, business policies, policies, procedures, techniques, research or development projects or results, historical or projected financial information, budgets, trade secrets, or other knowledge or processes of, or developed by, Company, any Company Creation (as that term is defined in Section 10.3.1), or any other confidential information relating to or dealing with the business operations of Company, made known to Executive or learned or acquired by Executive while in the employ of Company, but Confidential Information shall not include information otherwise lawfully known generally by or readily accessible to the general public.  The foregoing provisions of this subsection shall apply during and after the period when the Executive is an employee of the Company and shall be in addition to (and not a limitation of) any other legally applicable protections of the Company’s interest in confidential information, trade secrets, and the like.  At the termination of Executive’s employment with Company, Executive shall return to the Company all copies of Confidential Information in any medium, including computer tapes and other forms of data storage.

10.3. Intellectual Property & Company Creations.

10.3.1. Ownership.  All right, title and interest in and to any and all ideas, inventions, designs, technologies, formulas, methods, processes, development techniques, discoveries, computer programs or instructions (whether in source code, object code, or any other form), computer hardware, algorithms, plans, customer lists, memoranda, tests, research, designs, specifications, models, data, diagrams, flow charts, techniques (whether reduced to written form or otherwise), patents, patent applications, formats, test results, marketing and business ideas, trademarks, trade secrets, service marks, trade dress, logos, trade names, fictitious names, brand names, corporate names, original works of authorship, copyrights, copyrightable works, mask works, computer software, all other similar intangible personal property, and all improvements, derivative works, know-how, data, rights and claims related to the foregoing that have been or are conceived, developed or created in whole or in part by the Executive (a) at any time and at any place that relates to the business of the Company, as then operated, operated in the past or under consideration or development or (b) as a result of tasks assigned to Executive by the Company (collectively, “Company Creations”), shall be and become and remain the sole and exclusive property of the Company and shall be considered “works made for hire” as that term is defined pursuant to applicable statutes and law.

10.3.2. Assignment.  Executive acknowledges that all Company Creations that are copyrightable shall be considered a work made for hire under United States Copyright Law.  To the extent that any copyrightable Company Creations may not be considered a work made for hire under the applicable provisions of the copyright law, or to the extent that, notwithstanding the foregoing provisions, Executive may retain an interest in any Company Creation, Executive hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Executive may have in such Company Creation under copyright, patent, trade secret, trademark and other law protecting proprietary or intellectual property rights, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration.  The Company shall be entitled to obtain and hold in its own name all registrations of copyrights, patents, trade secrets, trademarks and other proprietary or intellectual property rights with respect thereto.  Executive shall have no claim for additional compensation for Company Creations.

10.3.3. Disclosure & Cooperation.  Executive shall keep and maintain adequate and current written records of all Company Creations and their development by Executive (solely or jointly with others), which records shall be available at all times to and remain the sole property of the Company.  Executive shall communicate promptly and disclose to the Company, in such form as the Company may reasonably request, all information, details and data pertaining to any Company Creations.  Executive further agrees to execute and deliver to the Company or its designee(s) any and all formal transfers and assignments and other documents and to provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Company Creations.  Executive hereby designates and appoints the Company or its designee as Executive’s agent and attorney-in-fact to execute on Executive’s behalf any assignments or other documents deemed necessary by the Company to perfect, maintain or otherwise protect the Company’s rights in any Company Creations.

10.4. Acknowledgments.  Executive acknowledges that the Covenants are reasonable and necessary to protect the Company’s legitimate business interests, its relationships with its customers, its trade secrets and other confidential or proprietary information.  Executive further acknowledges that the duration and scope of the Covenants are reasonable given the nature of this Agreement and the position Executive holds or will hold within the Company.  Executive further acknowledges that the Covenants are included herein to induce the Company to enter into this Agreement and that the Company would not have entered into this Agreement or otherwise enhanced Executive’s Base Salary in the absence of the Covenants.  Executive also acknowledges that any breach, willful or otherwise, of the Covenants may cause injury to the Company for which monetary damages may not be an adequate remedy.  Finally, Executive acknowledges that the Covenants are in addition to, and not in lieu of, any restrictive covenants to which he is subject pursuant to any other agreement with the Company unless specifically specified to the contrary.

10.5. Enforcement.

10.5.1. Judicial Modification.  If any court determines that the Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, that court will have the power to modify such provision and, in its modified form, such provision will then be enforceable.

10.5.2. Remedies.  Executive acknowledges and agrees that, in view of the nature of the business in which the Company is engaged and Executive’s exposure to the Company’s business, the restrictions contained in this section are reasonable and necessary to protect the legitimate interests of the Company. Executive therefore agrees that in the event of any actual violation the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief against Executive, and an equitable accounting of all commissions, earnings, profits and other benefits to Executive arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

10.5.3. Disgorgement.  In addition to the remedies specified above and any other relief awarded by any court, if Executive breaches any of the Covenants, he will be required to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by him as a result of any such breach and the Company will be entitled to injunctive or other equitable relief to prevent further breaches of the Covenants by Executive.

10.5.4  Extension of Restrictions.  If Executive breaches Section 10.1 in any respect, the duration of the restrictions therein contained will be extended for a period equal to the period that Executive was in breach of such restrictions.

SECTION 11. Successors and Assigns.  The Company may assign its rights under this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.  Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity.

SECTION 12. Notice Clause.  Any notice or other communication required or permitted to be given under this Agreement will be given in writing and will be deemed effective on the day delivered in person, or the business day after the day on which such notice was mailed registered or certified mail, postage prepaid, addressed as follows:

if to the Executive: to his home address then on file in the Company’s personnel records;

if to the Company: to the Company’s principal executive offices, c/o Chief Financial Officer;

or to such other address as either party may duly specify by notice given in the manner described above.

SECTION 13. Governing Law.  This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the State of Illinois.

SECTION 14. Severability.  The invalidity or unenforceability of any provision of this Agreement, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Agreement.

SECTION 15. Wage Claims.  The parties intend that all obligations to pay compensation to Executive be obligations solely of the Company.  Therefore, intending to be bound by this provision, Executive hereby waives any right to claim payment of amounts owed to him, now or in the future, from directors or officers of the Company in the event of the Company’s insolvency.

SECTION 16. Integration.  This Agreement and any other agreement referred to herein or executed contemporaneously herewith represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, provided, however, that Executive will at all times be bound by all applicable Company policies in then effect, including (without limitation) the Company’s ethics guidelines and insider trading policies.  No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

SECTION 17. Taxes.  All payments and transfers of property, whether made pursuant to this Agreement or otherwise, shall be subject to withholding of applicable income and employment taxes.

SECTION 18 – D&O Insurance.  The Company agrees to maintain D&O insurance during the term of Executive’s employment and provide general indemnification of the Executive for duties and decisions occurring during the term of employment.  Failure to maintain D&O insurance will be considered Good Reason to terminate employment.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has executed this Agreement, in each case as of the date first above written.

GORDON E. REICHARD, JR.		ISCO INTERNATIONAL, INC.

By: /s/ Gordon E. Reichard, Jr.	By:	/s/ Frank Cesario
Gordon E. Reichard, Jr.		Frank Cesario
	Title:	CFO

EXHIBIT A

RELEASE AND NON-DISPARAGEMENT AGREEMENT

THIS RELEASE AND NON-DISPARAGEMENT AGREEMENT (this “Release”) is made as of the ___ day of _______, _____ by and between GORDON E. REICHARD, JR. (the “Executive”) and ISCO INTERNATIONAL, INC. and [Surviving Corporation] (collectively, the “Company”).

WHEREAS, the Executive’s employment as an executive of the Company has terminated; and

WHEREAS, pursuant to Section 7 of the Employment Agreement by and between the Company and the Executive dated __________, 2008 (the “Agreement”), the Company has agreed to pay the Executive certain amounts and to provide him with certain rights and benefits, subject to the execution of this Release.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. Consideration.  The Executive acknowledges that: (i) the payments, rights and benefits set forth in Section 7.1 of the Agreement constitute full settlement of all his rights under the Employment Agreement, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Executive.  The Executive further acknowledges that, in the absence of his execution of this Release, the benefits and payments specified in Section 7.1 of the Employment Agreement would not otherwise be due to him.

SECTION 2. Release and Covenant Not to Sue.

2.1. The Executive hereby fully and forever releases and discharges the Company, and all predecessors and successors, assigns, stockholders, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present (the Company and each such person or entity is referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of the Executive’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

2.2. The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any claim against a Released Person.  The Executive further promises not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to the Executive’s employment by the Company or the termination of that employment.  This Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

2.3. The foregoing will not be deemed to release the Company from claims solely to enforce this Release or Section 7.1 of the Agreement.

SECTION 3. Restrictive Covenants.  The Executive acknowledges that Section 10 of the Agreement will survive the termination of his employment.  The Executive affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.

SECTION 4. Non-Disparagement.  The Executive will not disparage any Released Person or otherwise take any action that could reasonably be expected to adversely affect the personal or professional reputation of any Released Person.  Similarly, the Company (meaning, solely for this purpose, the Company’s officers, directors and agents specifically authorized to communicate on its behalf) will not disparage the Executive or otherwise take any action that could reasonably be expected to adversely affect his personal or professional reputation.

SECTION 5. Cooperation.  The Executive further agrees that, subject to reimbursement of his reasonable expenses and reasonable fee for time spent, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which the Executive was in any way involved during his employment with the Company.  The Executive shall render such cooperation in a timely manner on reasonable notice from the Company.

SECTION 6. Rescission Right.  The Executive expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void.  The Executive may revoke this Release during those seven (7) days by providing written notice of revocation to the Company at the address specified in Section 12 of the Agreement.

SECTION 7. Challenge.  If the Executive violates or challenges the enforceability of any provisions of this Release or Section 10 of the Agreement, no further payments, rights or benefits under Section 7 of the Agreement will be due to the Executive.

SECTION 8. Miscellaneous.

8.1. No Admission of Liability.  This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Executive.  There have been no such violations, and the Company specifically denies any such violations.

8.2. No Reinstatement.  The Executive agrees that he will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

8.3. Successors and Assigns.  This Release shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, permitted assigns, executors, administrators and heirs.  The Executive not may make any assignment of this Release or any interest herein, by operation of law or otherwise.  The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

8.4. Severability.  Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

8.5. Entire Agreement; Amendments.  Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof.  This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

8.6. Governing Law.  This Release shall be governed by, and enforced in accordance with, the laws of the State of Illinois, without regard to the application of the principles of conflicts of laws.

8.7. Counterparts and Facsimiles.  This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and the Executive has executed this Release, in each case as of the date first above written.

GORDON E. REICHARD, JR.		ISCO INTERNATIONAL, INC.

By:

Title: